Armstrong Energy, Inc. Announces Results For the three months and nine months ended September 30, 2014

-- Third quarter revenue totaled $108.9 million on 2.3 million tons sold with year-to-date revenue of $336.1 million on 7.1 million tons sold

--  Adjusted EBITDA was $16.1 million in the third quarter and $48.3 million year-to-date

--  Available liquidity totaled $87.1 million at September 30, 2014

ST. LOUIS, Nov. 13, 2014 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong") today reported earnings for the three month and nine month periods ended September 30, 2014. The following table highlights the key financial metrics for the periods.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Tons of Coal Sold	2,312	2,425	7,143	6,880
Revenue	$108,935	$108,236	$336,088	$310,702
Adjusted EBITDA (1)	$16,131	$14,723	$48,321	$44,053
Average Sales Price per Ton	$47.12	$44.63	$47.05	$45.16
Cost of Coal Sales per Ton (2)	$38.09	$36.21	$38.27	$36.35
General and Administrative Costs per Ton	$2.10	$2.41	$2.08	$2.49

[1] Non-GAAP measure; please see definition and reconciliation below.
[2] Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization;asset retirement obligation expenses; and general and administrative costs.

Coal sales revenue for the three months ended September 30, 2014 increased by $0.7 million to $108.9 million, as compared to $108.2 million for the three months ended September 30, 2013. This increase is attributable to a favorable price variance of approximately $5.7 million year-over-year due to favorable customer mix and higher year-over-year contract prices, partially offset by an unfavorable volume variance of 0.1 million tons sold in the current year ($5.0 million) due to transportation issues experienced during the current quarter.

Coal sales revenue for the nine months ended September 30, 2014 increased by $25.4 million, or 8.2%, to $336.1 million, as compared to $310.7 million for the nine months ended September 30, 2013. This increase is attributable to a favorable volume variance of approximately 0.3 million tons sold in the current year ($12.4 million) and a favorable price variance of $13.0 million year-over-year due to favorable customer mix and higher year-over-year contract prices.

Costs of coal sales of $88.1 million and $273.4 million for the three and nine month periods, respectively, are higher than the comparable periods due to the increase in volume. The higher cost of coal sales per ton is due primarily to geological conditions that led to lower productivity at certain Armstrong mines in the current year.

General and administrative costs decreased 14.8% and 16.5% for the three month and nine month periods ended September 30, 2014 to $4.9 million and $14.8 million, respectively. These favorable results were driven by lower professional services and compensation related expenses.

Adjusted EBITDA increased 9.6% for both the three month and nine month periods ended September 30, 2014 to $16.1 million and $48.3 million, respectively. The increase in the third quarter resulted primarily from improved gross margin as a result of favorable price variances and lower general and administrative costs. The increase in the year-to-date performance was due to favorable volume and price variances as well as continued lower general and administrative costs.

Lewis Creek Underground Mine - Depreciation, Depletion and Amortization

Our Lewis Creek underground mine, which produces coal from the West Kentucky #9 seam, has experienced significant operating inefficiencies since July 2013 due to the geological conditions of the portion of the reserve being mined. As a result of the ongoing mining difficulties, a final decision was made during the third quarter of 2014 not to continue advancing under the current mine plan, but rather to retreat and mine only in the eastern portion of the reserve. As a result of this change in mine plan, we are accelerating the depreciation of the remaining net book value of the capitalized costs associated with the development of the mine due to the diminished useful life of the asset. The asset, which has a net book value of approximately $9.2 million at September 30, 2014, will continue to be depreciated using the units of production method over the remaining estimated recoverable reserves. During the third quarter, approximately $3.0 million of additional depreciation was recorded for this event. Accordingly depreciation, depletion and amortization expense for both the three month and nine month periods exceeded comparable results from 2013. Upon completion of mining the remaining section, which based on current estimates is expected to occur in the first quarter of 2015, the existing portal to the Lewis Creek underground mine will be abandoned and all of the employees and equipment will be relocated to our other mining operations.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of September 30, 2014, our available liquidity was $87.1 million, comprised of cash on hand of $66.7 million and $20.4 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal sales for 2014 are all committed at an average price of $46.85. As of October 31, 2014, Armstrong currently has 8.7 million tons priced and committed for 2015 at an average price of $48.18.

Capital expenditures in 2014 for equipment and land acquisitions are currently expected to be in a range of $9-$10 million with an additional $19-$20 million for mine development costs related to the development of a new underground mine into the West Kentucky #8 seam at our Parkway mine complex.

A conference call regarding Armstrong's third quarter 2014 financial results will be held today at 11:00 eastern time. To participate in the conference call, dial (877) 870-4263 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the "investor" section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a diversified producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 570 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$ 108,935	$ 108,236	$ 336,088	$ 310,702
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	88,068	87,818	273,353	250,083
Production royalty to related party	2,049	2,485	6,313	6,502
Depreciation, depletion, and amortization	13,240	10,258	33,178	28,023
Asset retirement obligation expenses	560	595	1,568	1,760
General and administrative costs	4,850	5,834	14,839	17,150

Operating income	168	1,246	6,837	7,184
Other income (expense):
Interest expense, net	(8,025)	(9,170)	(24,559)	(26,382)
Other, net	59	73	486	318

Loss before income taxes	(7,798)	(7,851)	(17,236)	(18,880)
Income tax provision	—	—	—	—

Net loss	(7,798)	(7,851)	(17,236)	(18,880)
Income attributable to non-controlling interests	—	—	—	—

Net loss attributable to common stockholders	$ (7,798)	$ (7,851)	$ (17,236)	$ (18,880)

Armstrong Energy, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 66,704	$ 51,632
Accounts receivable	26,803	24,654
Inventories	12,891	12,683
Prepaid and other assets	2,696	3,669
Deferred income taxes	829	605

Total current assets	109,923	93,243
Property, plant, equipment, and mine development, net	413,208	424,365
Investments	3,335	3,224
Intangible assets, net	134	144
Other non-current assets	24,433	22,577

Total assets	$ 551,033	$ 543,553

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 28,777	$ 27,972
Accrued liabilities and other	25,681	16,234
Current portion of capital lease obligations	2,580	2,497
Current maturities of long-term debt	4,942	4,498

Total current liabilities	61,980	51,201
Long-term debt, less current maturities	199,810	198,186
Long-term obligation to related party	104,648	106,283
Related party payables, net	20,080	7,780
Asset retirement obligations	18,311	17,230
Long-term portion of capital lease obligations	1,887	2,222
Deferred income taxes	829	605
Other non-current liabilities	3,851	3,103

Total liabilities	411,396	386,610
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,944,476 and 21,933,710 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	—	—
Additional paid-in-capital	238,651	238,799
Accumulated deficit	(98,597)	(81,361)
Accumulated other comprehensive loss	(659)	(737)

Armstrong Energy, Inc.'s equity	139,614	156,920
Non-controlling interest	23	23

Total stockholders' equity	139,637	156,943

Total liabilities and stockholders' equity	$ 551,033	$ 543,553

Armstrong Energy, Inc. and Subsidiaries UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$ (17,236)	$ (18,880)
Adjustments to reconcile net income to cash provided by operating activities:
Non-cash stock compensation expense	(61)	356
Income from equity affiliate	(113)	(24)
Gain on settlement of asset retirement obligation	—	(90)
Loss (gain) on disposal of property, plant and equipment	80	(16)
Amortization of original issue discount	558	493
Amortization of debt issuance costs	909	855
Depreciation, depletion and amortization	33,178	28,023
Asset retirement obligation expenses	1,568	1,760
Non-cash activity with related party, net	10,665	8,011
Non-cash interest on long-term obligations	5,865	6,155
Change in operating assets and liabilities:
Increase in accounts receivable	(2,149)	(3,185)
Increase in inventories	(207)	(4,147)
Decrease in prepaid and other assets	973	1,219
(Increase) decrease in other non-current assets	(2,263)	3,399
Increase in accounts payable and accrued liabilities	4,306	12,586
Increase in other non-current liabilities	748	1,409

Net cash provided by operating activities:	36,821	37,924
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(14,961)	(30,354)
Proceeds from disposal of fixed assets	5	255

Net cash used in investing activities	(14,956)	(30,099)
Cash Flows from Financing Activities:
Payment on capital lease obligations	(2,008)	(3,639)
Payment of long-term debt	(4,684)	(3,269)
Proceeds from sale-leaseback	986	—
Payment of financing costs and fees	(1,000)	(29)
Repurchase of employee stock relinquished for tax withholdings	(87)	—
Contributions of non-controlling interest	—	4

Net cash used in financing activities	(6,793)	(6,933)

Net change in cash and cash equivalents	15,072	892
Cash, at the beginning of the period	51,632	60,132

Cash, at the end of the period	$ 66,704	$ 61,024

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Net loss	$(7,798)	$(7,851)	$(17,236)	$(18,880)
Income tax provision	—	—	—	—
Depreciation, depletion and amortization	13,240	10,258	33,178	28,023
Asset retirement obligation expenses	560	595	1,568	1,760
Non-cash production royalty to related party	2,049	2,485	6,313	6,502
Interest expense, net	8,025	9,170	24,559	26,382
Non-cash stock compensation expense	55	66	(61)	356
Gain on settlement of asset retirement obligation	—	—	—	(90)

Adjusted EBITDA	$16,131	$14,723	$48,321	$44,053

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "Adjusted EBITDA" as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty for related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2014.

CONTACT: Richard Gist, 314-721-8202, rgist@armstrongcoal.com